Evoqua Water Technologies Reports Third Quarter Year-Over-Year 2018 Results

•	Consolidated revenues of $342.5 million, a 10.1% increase

•	Net income of $1.0 million versus prior year of $1.8 million

•	Adjusted EBITDA of $58.0 million, up $2.9 million or 5.2%

Pittsburgh, PA - August 7, 2018 -- Evoqua Water Technologies Corp. (NYSE:AQUA) today reported results for its third quarter of fiscal 2018.
Revenues for the third quarter of fiscal 2018 were $342.5 million, an increase of $31.3 million or 10.1% as compared to the third quarter of the prior year. Revenue growth was led by an increase in the Industrial segment related to capital projects in the power market, remediation projects and revenues from recently acquired businesses. Additionally, the Products segment delivered year-over-year growth through volume increases across multiple divisions and the benefit of foreign exchange. This growth was somewhat offset by a decline in Municipal segment revenues related to large retrofit project revenues recognized in the third quarter of the prior year and the timing of aftermarket activity.
Net income for the quarter was $1.0 million, a decline of $(0.8) million year-over-year. Diluted EPS for the quarter was $0.01 per share on 119.0 million weighted average shares outstanding. Net income includes $8.8 million of non-cash foreign currency loss from intra-company loans, versus a prior year non-cash foreign currency gain of $7.1 million.
Adjusted EBITDA was $58.0 million in the third quarter of fiscal 2018, an increase of $2.9 million or 5.2% year-over-year. The improvement in Adjusted EBITDA was driven by the increase in revenues and related profit.
“Through the quarter we experienced strong order book and broad-based revenue growth in the Industrial capital business and across most divisions in the Products segment, enhanced by our ongoing merger and acquisition efforts,” said Ron Keating, Evoqua CEO. “Inflationary impacts and price realization materialized essentially as we expected. We continue to see strong capital project growth, which presents attractive service and aftermarket follow-on opportunities in the future. Our opportunity pipeline and order book continues to outpace revenues and supports the achievement of our expectations.”

Mr. Keating continued, “Evoqua continues to invest in strengthening our position as the solutions provider of choice for capital, service and aftermarket opportunities in water treatment. Key vertical markets are trending positively and we are seeing more customers looking to outsource their water treatment systems, which supports the national roll out of our IoT enabled Water One® Assurance platform in September. The recent addition of ProAct Services also provides significant capabilities and broadens our portfolio of water service offerings into the Industrial markets, further strengthening our position as a leading provider of outsourced water solutions. For 2018, we continue to expect revenues to be in the range of $1.34 billion and $1.37 billion and Adjusted EBITDA to be in the range of $235.0 million and $245.0 million.”

Third Quarter Segment Results
The Company has three reportable segments - Industrial, Municipal and Products.
Industrial
The Industrial segment combines equipment and services to improve operational reliability and environmental compliance for heavy and light industry, commercial and institutional markets. Their customers span industries including hydrocarbon processing, chemical processing, power, food and beverage, life sciences, health services and microelectronics.
Revenues in the Industrial segment increased $27.6 million, or 17.9%, to $182.3 million in the third quarter of fiscal 2018 as compared to $154.7 million in the same period in the prior year -

•	Capital revenues increased $17.2 million, primarily in the power market and with remediation projects.

•	Service revenues were down slightly due to temporary down-time from the redeployment of mobile treatment assets to new locations resulting from the completion of a large remediation project.

•	Acquisitions contributed $11.1 million of revenue from the additions of ADI, Noble and Pure Water.
Operating profit in the Industrial segment decreased $(1.2) million, or (4.5)%, to $24.4 million in the third quarter of fiscal 2018 from $25.6 million in the same period of the prior year -

•	$6.4 million of profit was driven by revenue volume, net of product mix, as well as price realization and contributions from acquisitions.

•
Based on the positive performance of the Noble and ADI acquisitions, the Company recognized an additional charge of $(2.6) million related to the full achievement of earn-out targets established during the respective acquisitions.

•
Negative temporary absorption, productivity and inflation impacted profit by $(2.8) million, primarily driven by mobile fleet redeployment, system upgrades related to our Service branch technologies, higher commodity costs, and general inflation and other miscellaneous cost impacts.

•	Profitability was also offset by $(2.2) million related to higher depreciation and amortization driven by capital investment in service assets and the acquisitions mentioned above.
Adjusted EBITDA increased $3.6 million, or 10.5%, to $38.4 million in the three months ended June 30, 2018 as compared to $34.8 million in the three months ended June 30, 2017. The increase in Adjusted EBITDA resulted from the same factors which impacted operating profit, less the change in depreciation and amortization, and also excludes the charge of $(2.6) million related to the achievement of earn-out targets associated with the Noble and ADI acquisitions that was discrete to the Industrial segment. There were no comparable charges incurred in the same period of the prior year that would impact Adjusted EBITDA for the Industrial segment.
Municipal
The Municipal segment helps engineers and municipalities meet new demands for plant performance through market-leading equipment, solutions and services backed by trusted brands and over 100 years of applications experience. The segment’s customers include waste water and drinking water collection and distribution systems and utility operators. The segment’s services include odor and corrosion control services.
Municipal revenues decreased by $(4.2) million, or (5.8)%, to $68.5 million for the third quarter of fiscal 2018, as compared to $72.7 million for the comparable period in the prior year -

•	Large retrofit project revenues decreased $(3.7) million and aftermarket revenues declined by $(1.3) million as compared to the same period, driven by timing of projects year over year.

•	Service revenue experienced growth of $0.8 million.
Operating profit in the Municipal segment increased $2.1 million, or 20.2%, to $12.7 million for the third quarter of fiscal 2018 from $10.6 million for the same period in the prior year -

•	$7.0 million of gain was recognized from the sale of land at our Windsor, Australia location.

•	Operating profit decreased by $(5.0) million as a result of the lower aftermarket sales volume, as well as the mix shift to capital projects.
Adjusted EBITDA decreased ($4.3) million, or (34.2)%, to $8.3 million in the three months ended June 30, 2018 as compared to $12.6 million in the three months ended June 30, 2017. Adjusted EBITDA performance was driven by the same factors which impacted operating profit, less the change from depreciation and amortization, and also excludes the $7.0 million gain on sale of land at our Windsor, Australia location as well as a charge of $(0.8) million for restructuring and realignment costs incurred during the period that was discrete to the Municipal segment. There were no comparable charges incurred in the same period of the prior year that would impact Adjusted EBITDA for the Municipal segment.

Products
The Products segment has distinct business operating units, each built on well-known brands and technologies that are sold globally through multiple sales and aftermarket channels. Additionally, the Products segment also offers industrial, municipal and commercial users improved operational reliability and environmental compliance. The segment’s customers include original equipment manufacturers, regional and global distributors, engineering, procurement and contracting customers, and end users in the industrial, municipal and commercial industries.
Products revenues increased $8.0 million, or 9.5%, to $91.7 million in the third quarter of fiscal 2018 from $83.7 million in the comparable period of the prior year -

•	Growth of $3.4 million in revenues across the segment, comprised of contributions from four of the five divisions.

•	Acquisitions contributed $2.1 million from the additions of Olson and Pacific Ozone.

•	The positive impact of foreign currency was $2.5 million, primarily related to transactions denominated in euro and pound sterling.
Operating profit in the Products segment increased $1.6 million, or 8.4%, to $20.7 million for the third quarter of fiscal 2018 as compared to $19.1 million in the prior year period -

•	Overall increased volume and mix of product offerings as well as operational efficiency and the impact of foreign currency and recent acquisitions delivered $2.8 million of operating profit.

•	Profitability was offset by $(1.2) million of increased depreciation and amortization, mainly related to increased amortization associated with the acquisitions.
Adjusted EBITDA increased $4.7 million, or 22.2%, to $25.9 million in the three months ended June 30, 2018 as compared to $21.2 million in the three months ended June 30, 2017. The increase in Adjusted EBITDA resulted from the same factors which impacted operating profit, less the change in depreciation and amortization, and also excludes a $(1.6) million charge related to remediation of a manufacturing defect caused by a third party vendor as well as a charge of $(0.3) million for restructuring and realignment costs incurred during the period that was discrete to the Products segment. There were no comparable charges incurred in the same period of the prior year that would impact Adjusted EBITDA for the Products segment.

Third Quarter 2018 Earnings Call and Webcast
The Company will hold its third quarter earnings conference call Tuesday, August 7, at 10:00 a.m. E.T. The live audio webcast and presentation slides for the call will be accessible via Evoqua's Investor Relations website, http://aqua.evoqua.com/. The link to the webcast replay as well as the presentation slides will also be posted on Evoqua's Investor Relations website.
About Evoqua Water Technologies
Evoqua Water Technologies is a leading provider of mission critical water treatment solutions, offering services, systems and technologies to support its customers’ full water lifecycle needs. Evoqua Water Technologies has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, Evoqua operates 160 locations in eight countries and, with over 200,000 installations and 87 service branches, holds leading positions in the North American industrial, commercial and municipal water treatment markets, serving more than 38,000 customers worldwide.

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2018	2017	2018
Revenue from product sales and services	$311,142	$342,475	$890,916	$973,215
Cost of product sales and services	(210,715)	(240,468)	(614,088)	(674,832)

Gross Profit	100,427	102,007	276,828	298,383
General and administrative expense	(31,136)	(56,961)	(120,534)	(140,767)
Sales and marketing expense	(36,946)	(33,888)	(108,729)	(102,459)
Research and development expense	(5,592)	(3,682)	(15,684)	(12,356)
Total operating expenses	(73,674)	(94,531)	(244,947)	(255,582)
Other operating (expense) income	(329)	7,362	981	7,674
Interest expense	(12,466)	(12,370)	(39,117)	(40,423)
Income (loss) before income taxes	13,958	2,468	(6,255)	10,052
Income tax (expense) benefit	(12,202)	(1,433)	(295)	960
Net income (loss)	1,756	1,035	(6,550)	11,012
Net income attributable to non‑controlling interest	253	242	2,348	1,427
Net income (loss) attributable to Evoqua Water Technologies Corp.	$1,503	$793	($8,898)	$9,585

Weighted average shares outstanding
Basic	104,821	113,842	104,821	113,842
Diluted	107,985	119,047	104,821	119,936
Earnings (loss) per share
Basic	$0.01	$0.01	$(0.08)	$0.08
Diluted	$0.01	$0.01	$(0.08)	$0.08

EVOQUA WATER TECHNOLOGIES CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

		(Unaudited)
	September 30, 2017	June 30, 2018
ASSETS
Current assets	$512,240	$536,835
Cash and cash equivalents	59,254	57,307
Receivables, net	245,248	228,330
Inventories, net	120,047	140,467
Cost and earnings in excess of billings on uncompleted contracts	66,814	84,900
Prepaid and other current assets	20,046	24,888
Income tax receivable	831	943
Property, plant, and equipment, net	280,043	289,178
Goodwill	321,913	324,272
Intangible assets, net	333,746	319,276
Deferred income taxes	2,968	7,049
Other non‑current assets	22,399	22,611
Total assets	$1,473,309	$1,499,221
LIABILITIES AND EQUITY
Current liabilities	$291,899	$278,602
Accounts payable	114,932	140,434
Current portion of debt	11,325	9,708
Billings in excess of costs incurred	27,124	21,259
Product warranties	11,164	7,760
Accrued expenses and other liabilities	121,923	90,395
Income tax payable	5,431	9,046
Non‑current liabilities	964,835	857,403
Long‑term debt	878,524	780,430
Product warranties	6,110	3,545
Other non‑current liabilities	67,673	64,837
Deferred income taxes	12,528	8,591
Total liabilities	1,256,734	1,136,005
Commitments and Contingent Liabilities
Shareholders’ equity
Common stock, par value $0.01: authorized 1,000,000 shares; issued 105,359 shares, outstanding 104,949 shares at September 30, 2017; issued 114,771 shares, outstanding 113,811 shares at June 30, 2018	1,054	1,143
Treasury stock: 410 shares at September 30, 2017 and 960 shares at June 30, 2018	(2,607)	(2,837)
Additional paid‑in capital	388,986	529,992
Retained deficit	(170,006)	(160,421)
Accumulated other comprehensive loss, net of tax	(5,989)	(8,800)
Total Evoqua Water Technologies Corp. equity	211,438	359,077
Non‑controlling interest	5,137	4,139
Total shareholders’ equity	216,575	363,216
Total liabilities and shareholders’ equity	$1,473,309	$1,499,221

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in thousands)

	Nine Months Ended June 30, 2017	Nine Months Ended June 30, 2018
Operating activities
Net (loss) income	$(6,550)	$11,012
Reconciliation of net (loss) income to cash flows from operating activities:
Depreciation and amortization	55,813	61,924
Amortization of deferred financing costs (includes $2,075 and $2,994 write off of deferred financing fees)	5,970	4,926
Deferred income taxes	(107)	(8,072)
Share based compensation	1,634	11,257
Loss (gain) on sale of property, plant and equipment	349	(6,507)
Foreign currency losses on intracompany loans	(1,489)	5,059
Changes in assets and liabilities
Accounts receivable	(6,454)	14,509
Inventories	(7,964)	(20,385)
Cost and earnings in excess of billings on uncompleted contracts	(8,900)	(18,519)
Prepaids and other current assets	(9,139)	(5,559)
Accounts payable	(1,009)	26,910
Accrued expenses and other liabilities	(10,678)	(33,548)
Billings in excess of costs incurred	249	(5,567)
Income taxes	(1,181)	3,471
Other non‑current assets and liabilities	5,248	(4,123)
Net cash provided by operating activities	15,792	36,788
Investing activities
Purchase of property, plant and equipment	(40,475)	(54,569)
Purchase of intangibles	(4,175)	(1,536)
Proceeds from sale of property, plant and equipment	5,221	13,247
Proceeds from sale of business	—	430
Acquisitions, net of cash received of $0 and $28	(77,837)	(10,235)
Net cash used in investing activities	(117,266)	(52,663)
Financing activities
Issuance of debt	157,100	5,398
Capitalized deferred issuance costs related to refinancing	(4,198)	(2,004)
Borrowings under credit facility	113,000	46,812
Repayment of debt	(156,306)	(154,752)
Payment of earn-out related to previous acquisitions	—	(1,719)
Repayment of capital lease obligation	(4,842)	(5,990)
Shares of common stock issued in initial public offering, net of offering costs	5,521	137,605
Taxes paid related to net share settlements of share-based compensation awards	—	(7,767)
Stock repurchases	(1,076)	(230)
Distribution to non‑controlling interest	(4,750)	(2,425)
Net cash provided by financing activities	104,449	14,928
Effect of exchange rate changes on cash	680	(1,000)
Change in cash and cash equivalents	3,655	(1,947)
Cash and cash equivalents
Beginning of period	50,362	59,254
End of period	$54,017	$57,307

Adjusted EBITDA
We use the non-GAAP financial measure “Adjusted EBITDA” in evaluating our past performance and future prospects. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including restructuring and related business transformation costs, purchase accounting adjustment costs, non-cash stock based compensation, sponsor fees, transaction costs and other gains, losses and expenses.
Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA, which is not a recognized financial measure under GAAP, because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses Adjusted EBITDA to supplement GAAP measures of performance as follows:

•
to assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance;

•	in our management incentive compensation which is based in part on components of Adjusted EBITDA;

•	in certain calculations under our senior secured credit facilities, which use components of Adjusted EBITDA.

•	to evaluate the effectiveness of our business strategies;

•	to make budgeting decisions; and

•	to compare our performance against that of other peer companies using similar measures.
In addition to the above, our chief operating decision maker uses EBITDA and Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. EBITDA and Adjusted EBITDA of the reportable segments does not include certain charges that are presented within Corporate activities. These charges include certain restructuring and other business transformation charges that have been incurred to align and reposition the Company to the current reporting structure, acquisition related costs (including transaction costs, integration costs and recognition of backlog intangible assets recorded in purchase accounting) and stock-based compensation charges.
You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.
The following is a reconciliation of our net income (loss) to Adjusted EBITDA (unaudited, amounts in thousands):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2018	2017	2018
Net income (loss)	$1,756	$1,035	$(6,550)	$11,012
Income tax expense (benefit)	12,202	1,433	295	(960)
Interest expense	12,466	12,370	39,117	40,423
Operating profit	26,424	14,838	32,862	50,475
Depreciation and amortization	18,293	21,561	55,813	61,924
EBITDA	44,717	36,399	88,675	112,399
Restructuring and related business transformation costs (a)	13,349	8,930	36,382	25,273
Purchase accounting adjustment costs (b)	—	—	229	—
Share-based compensation (c)	614	4,405	1,634	11,257
Sponsor fees (d)	1,042	—	3,042	333
Transaction costs (e)	1,899	4,655	5,659	6,014
Other (gains), losses and expenses (f)	(6,490)	3,624	682	405
Adjusted EBITDA	$55,131	$58,013	$136,303	$155,681

_______________________

(a)	Represents:

(i)
costs and expenses in connection with various restructuring initiatives since our acquisition, through our wholly-owned entities, EWT Holdings II Corp. and EWT Holdings III Corp., of all of the outstanding shares of Siemens Water Technologies, a group of legal entity businesses formerly owned by Siemens Aktiengesellschaft, on January 15, 2014 (the “AEA Acquisition”), including severance costs, relocation costs, recruiting expenses, write‑offs of inventory and fixed assets and third‑party consultant costs to assist with these initiatives (includes (A) $3.3 million and $19.2 million for the three and nine months ended June 30, 2017, respectively, and $0.0 million and $0.3 million for the three and nine months ended June 30, 2018, respectively, (all of which is reflected as a component of Restructuring charges in “Note 11-Restructuring and Related Charges” to our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended June 30, 2018) related to our voluntary separation plan pursuant to which approximately 220 employees accepted separation packages, and (B) $3.8 million and $6.5 million for the three and nine months ended June 30, 2017, respectively, (of which $0.4 million and $2.9 million for the three and nine months ended June 30, 2017, respectively, is reflected as a component of Restructuring charges in "Note 11. Restructuring and Related Charges" to our Unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended June 30, 2018), reflected as a components of Cost of product sales and services ($1.7 million and $3.4 million for the three and nine month periods, respectively), Sales and marketing expense ($1.0 million and $1.0 million for the three and nine month periods, respectively), and General and administrative expense ($1.1 million and $2.0 million for the three and nine month periods, respectively); and $1.7 million and $7.1 million for the three and nine month periods ended June 30, 2018, respectively, reflected as components of Cost of product sales and services ($0.6 million and $2.2 million for the three and nine month periods, respectively), Research and development expense ($0.1 million and $0.6 million for the three and nine month periods, respectively), Sales and marketing expense ($0.0 million and $0.5 million for the three and nine month periods, respectively) and General and administrative expense ($1.0 million and $3.8 million for the three and nine month periods, respectively) (all of which is reflected as a component of Restructuring charges in “Note 11-Restructuring and Related Charges” to our unaudited condensed consolidated financial statements to be included in our Quarterly Report on Form 10-Q for the period ended June 30, 2018) related to various other initiatives implemented to restructure and reorganize our business with the appropriate management team and cost structure). Differences between amounts reflected as restructuring charges in "Note 11. Restructuring and Related Charges" to our Unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended June 30, 2018, and amounts reflected in this adjustment relate primarily to consulting costs and other charges related to implementing such initiatives that have primarily been recorded as components of Cost of product sales and services ($1.4 million), Sales and marketing expense ($1.0 million) and General and administrative expense ($1.0 million) in the three and nine months ended June 30, 2017;

(ii)
legal settlement costs and intellectual property related fees associated with legacy matters prior to the AEA Acquisition, including fees and settlement costs related to product warranty litigation on MEMCOR products and certain discontinued products ($1.0 million and $1.8 million for the three and nine months ended June 30, 2017, respectively, reflected as components of Cost of product sales and services ($0.1 million and $0.3 million for the three and nine month periods, respectively) and General and administrative expense ($0.9 million and $1.5 million for the three and nine month periods, respectively), and $1.0 million and $2.0 million for the three and nine months ended June 30, 2018, reflected as components of Cost of product sales and services ($0.7 million and $1.1 million for the three and nine month periods, respectively) and General and administrative expense ($0.3 million and $0.9 million for the three and nine month periods, respectively));

(iii)
expenses associated with our information technology and functional infrastructure transformation following the AEA Acquisition, including activities to optimize information technology systems and functional infrastructure processes ($1.0 million and $4.7 million for the three and nine months ended June 30, 2017, primarily reflected as components of Cost of product sales and services ($0.4 million and $2.1 million for the three and nine month periods, respectively), Sales and marketing expense ($0.1 million and $0.7 million for the three and nine month periods, respectively), Research and development expense ($0.0 million and $(0.1) million for the three and nine month periods, respectively) and General and administrative expense ($0.4 million and $1.9 million for the three and nine month periods, respectively), and $5.5 million and $10.2 million in the three and nine months ended June 30, 2018, primarily reflected as components of Cost of product sales and services ($1.0 million and $3.3 million for the three and nine month periods, respectively), Sales and marketing expense ($0.0 million for the three and nine months periods, respectively) and General and administrative expense ($4.1 million and $6.5 million for the three and nine month periods, respectively)); and

(iv)
costs incurred by us in connection with our IPO and secondary offering, including consultant costs and public company compliance costs ($4.3 million for both the three and nine months ended June 30, 2017, primarily reflected as components of Cost of product sales and services ($0.1 million for the three and nine month periods, respectively), Sales and marketing expense ($1.9 million for the three and nine month periods, respectively), and General and administrative expense ($2.3 million for the three and nine month periods, respectively) and $0.6 million and $5.6 million for the three and nine months ended June 30, 2018, respectively, all reflected as a component of General and administrative expense).

(b)	Represents adjustments for the effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of the acquisition of Magneto.

(c)
Represents non‑cash stock‑based compensation expenses related to option awards. See “Note 14-Share Based Compensation” to our unaudited condensed consolidated financial statements to be included in our Quarterly Report on Form 10-Q for the period ended June 30, 2018 for further detail.

(d)	Represents management fees paid to AEA pursuant to the management agreement. Pursuant to the management agreement, AEA provided advisory and consulting services to us in connection with the AEA

Acquisition, including investment banking, due diligence, financial advisory and valuation services. AEA also provided ongoing advisory and consulting services to us pursuant to the management agreement. In connection with the IPO, the management agreement was terminated effective November 6, 2017. See “Note 16-Related-Party Transactions” to our unaudited condensed consolidated financial statements to be included in our Quarterly Report on Form 10-Q for the period ended June 30, 2018 for further detail.

(e)
Represents expenses associated with acquisition and divestiture related activities and post‑acquisition integration costs and accounting, tax, consulting, legal and other fees and expenses associated with acquisition transactions ($1.9 million and $5.7 million in the three and nine months ended June 30, 2017, respectively, and $4.7 million and $6.0 million in the three and nine months ended June 30, 2018, respectively).

(f)	Represents:

(i)
impact of foreign exchange gains and losses ($(7.1) million gain and $(2.1) million gain in the three and nine months ended June 30, 2017, respectively, and $8.8 million loss and $5.2 million loss in the three and nine months ended June 30, 2018, respectively);

(ii)
foreign exchange impact related to headquarter allocations ($(0.1) million gain and $1.0 million loss for the three and nine months ended June 30, 2017, respectively, and $(0.3) million gain for the nine months ended June 30, 2018); and

(iii)
expenses related to maintaining non-operational business locations ($0.6 million and $1.8 million in the three and nine months ended June 30, 2017, respectively, and $0.5 million $1.2 million in the three and nine months ended June 30, 2018, respectively).

(iv)
expenses incurred by the Company related to the remediation of manufacturing defects caused by a third party vendor for which the Company is seeking restitution ($1.6 million for both the three and nine months ended June 30, 2018, respectively, all reflected as a component of Cost of product sales and services).

(v)
gain on the sale of assets related to the disposition of land at our Windsor, Australia location ($(7) million for both the three and nine months ended June 30, 2018, respectively, all reflected as a component of Other Income/Expense).

Adjusted EBITDA on a segment basis is defined as earnings before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items that have been reflected at the segment level. The following is a reconciliation of our segment operating profit to Adjusted EBITDA:

	Three Months Ended June 30,
	2017			2018
	Industrial	Municipal	Products	Industrial	Municipal	Products
	(in thousands)
Operating Profit	$25,567	$10,562	$19,112	$24,415	$12,698	$20,720
Depreciation and amortization	(9,191)	(1,994)	(2,084)	(11,390)	(1,736)	(3,269)
EBITDA	$34,758	$12,556	$21,196	$35,805	$14,434	$23,989
Restructuring and related business transformation costs (a)	—	—	—	—	820	293
Transaction costs (b)	—	—	—	2,612	—	—
Other gains, losses and expenses (c)	—	—	—	—	(6,990)	1,609
Adjusted EBITDA	$34,758	$12,556	$21,196	$38,417	$8,264	$25,891

	Nine Months Ended June 30,
	2017			2018
	Industrial	Municipal	Products	Industrial	Municipal	Products
	(in thousands)
Operating Profit	$74,501	$23,525	$44,348	$85,402	$25,472	$48,290
Depreciation and amortization	(27,632)	(6,119)	(8,722)	(32,244)	(5,312)	(9,345)
EBITDA	$102,133	$29,644	$53,070	$117,646	$30,784	$57,635
Restructuring and related business transformation costs (a)	—	—	—	—	820	293
Transaction costs (b)	—	—	—	2,612	—	—
Other gains, losses and expenses (c)	—	—	—	—	(6,990)	1,609
Adjusted EBITDA	$102,133	$29,644	$53,070	$120,258	$24,614	$59,537
_______________________

(a)
Represents costs and expenses in connection with restructuring initiatives distinct to our Municipal segment and Products segment, respectively, incurred in the three months ended June 30, 2018. Such expenses are primarily composed of severance and relocation costs.

(b)	Represents costs associated with the full achievement in the three months ended June 30, 2018 of earn-out targets established during the Noble and ADI acquisitions, distinct to our Industrial segment.

(c)	Represents:

(i)	gain on the sale of assets distinct to our Municipal segment related to the disposition of land at our Windsor, Australia location for the three months ended June 30, 2018; and

(ii)
expenses incurred by the Company in the three months ended June 30, 2018, distinct to our Products segment related to the remediation of manufacturing defects caused by a third party vendor for which the Company is seeking restitution.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect our share price. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include among other things, general global economic and business conditions; our ability to execute projects in a timely manner; out ability to accurately predict the timing of contract awards; material and other cost inflation and our ability to mitigate the impact of inflation by increasing selling prices and improving our productivity efficiencies; our ability to compete successfully in our markets; our ability to continue to develop or acquire new products, services and solutions and adapt our business to meet the demands of our customers, comply with changes to government regulations and achieve market acceptance with acceptable margins; our ability to implement our growth strategy, including acquisitions and our ability to identify suitable acquisition targets; our ability to operate or integrate any acquired businesses, assets or product lines profitably or otherwise successfully implement our growth strategy; delays in enactment or repeals of environmental laws and regulations; the potential for us to become subject to claims relating to handling, storage, release or disposal of hazardous materials; risks associated with product defects and unanticipated or improper use of our products; the potential for us to incur liabilities to customers as a result of warranty claims of failure to meet performance guarantees; our ability to meet our customers’ safety standards or the potential for adverse publicity affecting our reputation as a result of incidents such as workplace accidents, mechanical failures, spills, uncontrolled discharges, damage to customer or third-party property or the transmission of contaminants or diseases; litigation, regulatory or enforcement actions and reputational risk as a result of the nature of our business or our participation in large-scale projects; seasonality of sales and weather conditions; risks related to government customers, including potential challenges to our government contracts or our eligibility to serve government customers; the potential for our contracts with federal, state and local governments to be terminated or adversely modified prior to completion; risks related to foreign, federal, state and local environmental, health and safety laws and regulations and the costs associated therewith; risks associated with international sales and operations, including our operations in China; our ability to adequately protect our intellectual property from third-party infringement; our increasing dependence on the continuous and reliable operation of our information technology systems; risks related to our substantial indebtedness; our need for a significant amount of cash, which depends on many factors beyond our control; AEA’s influence over us; and other factors to be described in the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, as filed with the SEC December 4, 2017, in the "Management's Discussion and Analysis of Financial Condition and Results of Operation" section in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018, and in other periodic reports we file with the SEC. Additionally, any forward looking statements made in this press release speak only as of the date of this release. We undertake no obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements made herein, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.